Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,758,000	$785.39

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated January 17, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Accelerated Market Participation SecuritiesTM (“AMPS”)

}	$5,758,000 AMPSTM Linked to the Dollar-Adjusted FTSETM 100 Index (“UKX”)

}	Maturity of two years

}	5x exposure to any positive return in the reference asset, subject to a maximum return

}	One-for-one exposure to any negative return in the reference asset

}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Accelerated Market Participation SecuritiesTM (“AMPS” or, each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index underlying supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000	$5	$995
Total	$5,758,000	$28,790	$5,729,210

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Accelerated Market Participation SecuritiesTM (AMPS)

Linked to the Dollar-Adjusted FTSETM 100 Index

This pricing supplement relates to an offering of Accelerated Market Participation Securities. The securities will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 100% of your principal.

This pricing supplement relates to an offering of securities linked to the performance of the FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset, as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar.
Trade Date:	January 17, 2013
Pricing Date:	January 17, 2013
Original Issue Date:	January 23, 2013
Final Valuation Date:	January 20, 2015, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	January 23, 2015. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Final Settlement Value:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero, at maturity you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than zero, calculated as follows:

$1,000 + ($1,000 × Reference Return).

This means that if the Reference Return is -100%, you will lose your entire investment.

Upside Participation Rate:	500%
Maximum Cap:	33%
Initial Level:	9,798.28, which was the Official Closing Level of the Reference Asset on the Pricing Date multiplied by the Spot Rate on the Pricing Date, rounded to two decimal places.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date multiplied by the Spot Rate on the Final Valuation Date.
Official Closing Level:	The Official Closing Level was 6,132.36 on the Pricing Date. The Official Closing Level is the closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on the Bloomberg Professional® service page “UKX <INDEX>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Spot Rate:

The Spot Rate was 1.5978 on the Pricing Date. On any scheduled trading day, the Spot Rate will be the currency exchange rate, as determined by the calculation agent, between the British pound sterling and the U.S. dollar, expressed as the amount of U.S. dollars that may be exchanged for one British pound sterling, observed on Bloomberg Professional® service page “GBP <CRNCY> <go>” at the time the Initial Level or Final Level, as applicable, is determined on that scheduled trading day. If the currency exchange rate is not available on Bloomberg Professional® service page “GBP <CRNCY> <go>” at any time that the Spot Rate is to be determined, the calculation agent will determine the exchange rate at that time in good faith by reference to such other Bloomberg Professional® service page or source as it may select in its sole and absolute discretion.

The Spot Rate will increase if the British pound sterling appreciates against the U.S. dollar, and will decrease if the British pound sterling depreciates against the U.S. dollar. Accordingly, in the absence of any change in the level of the FTSETM 100 Index, any depreciation of the British pound sterling against the U.S. dollar will cause the value of the securities, and the Payment at Maturity, to decrease.

Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN	40432XA27/US40432XA272

PS-2

GENERAL

This pricing supplement relates to a single offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-5 of this pricing supplement, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplements) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Prospectus Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The Prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

PS-3

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is less than zero. For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than or equal to zero, you may lose up to 100% of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsor

FTSE Group, an independent company jointly owned by the London Stock Exchange and The Financial Times, is the reference sponsor.

PS-4

INVESTOR SUITABILITY

The securities may be suitable for you if:

}	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the securities.

}	You are willing to invest in the securities based on the Maximum Cap of 33%, which may limit your return at maturity.

}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero.

}	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forego dividends or other distributions paid to holders of the stocks comprising the Reference Asset.

}	You do not seek current income from your investment.

}	You are willing to assume the risk that adverse changes in the Spot Rate may reduce the return on your investment.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the securities to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

}	You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}	You are unwilling to invest in the securities based on the Maximum Cap of 33%.

}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero.

}	You seek an investment that provides full return of principal.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset.

}	You seek current income from your investment.

}	You are not willing to assume the risk that adverse changes in the Spot Rate may reduce the return on your investment.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the securities to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and page S-1 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset or the Reference Asset itself, as applicable. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General risks related to Indices” in the Equity Index Underlying Supplement;

}	“— Risks associated with non-U.S. companies” in the Equity Index Underlying Supplement;

}	“— Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the Equity Index Underlying Supplement;

}	“— Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the Equity Index Underlying Supplement; and

}	“— Even if our or our affiliates’ securities are tracked by an equity index, we or our affiliates will not have any obligation to consider your interests” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Level from the Initial Level. Accordingly, if the Reference Return is less than zero, your Payment at Maturity will be less than the Principal Amount of your securities. You may lose up to 100% of your investment at maturity if the Reference Return is negative.

PS-5

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the level of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap of 33%. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Changes that affect the UKX will affect the market value of the securities and the amount you will receive at maturity.

The policies of the reference sponsor of the UKX concerning additions, deletions and substitutions of the constituents comprising the UKX and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of the UKX. The policies of the reference sponsor with respect to the calculation of the UKX could also affect the level of the UKX. The reference sponsor may discontinue or suspend calculation or dissemination of the UKX. Any such actions could affect the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Changes in the level of the UKX and changes in the exchange rate between the British pound sterling and the U.S. dollar may offset each other.

Movements in the level of the UKX and movements in the exchange rate between the British pound sterling and the U.S. dollar may not correlate with each other. Even if the level of the UKX increases, the exchange rate between the British pound sterling and the U.S. dollar may change such that the Final Level decreases as compared to the Initial Level, and vice versa. Therefore, in calculating the Reference Return, increases or decreases in the level of the UKX may be moderated, or wholly offset, by increases or decreases in the exchange rate between the British pound sterling and the U.S. dollar.

Exposure to fluctuations in exchange rates.

Your return on the securities, if any, will be adjusted for exchange rate fluctuations between the British pound sterling, which is the currency in which the stocks included in the UKX are traded, and the U.S. dollar. If the British pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the securities, you may receive a greater or lower Payment at Maturity due to such fluctuation. The Initial Level and Final Level will be determined by reference to the level of the UKX as denominated in British pounds sterling, converted into U.S. dollars by multiplying the level of the UKX by the Spot Rate on the Pricing Date and the Final Valuation Date, as applicable. As a result, you will have foreign currency exposure, and the value of your securities will be affected by exchange rate fluctuations between the British pound sterling and the U.S. dollar. If the British pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the securities, the value of your securities may increase or decrease at maturity irrespective of the Official Closing Level.

Currency markets may be volatile.

Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the British pound sterling on the Pricing Date or the Final Valuation Date, and therefore, the value of your securities.

PS-6

We have no control over the exchange rate between the British pound sterling and the U.S. dollar.

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in level relative to the U.S. Dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the securities which are affected by the exchange rate between the British pound sterling and the U.S. dollar.

Legal and regulatory risks.

Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the British pound sterling on the Pricing Date or on the Final Valuation Date and, consequently, the level of the securities.

If the liquidity of the British pound sterling is limited, the level of the securities could be impaired.

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Pricing Date or on the Final Valuation Date could affect the Spot Rate, and therefore, have an adverse effect on the return on your securities. Limited liquidity relating to the British pound sterling may also result in HSBC USA Inc., as calculation agent, being unable to determine the Initial Level or the Final Level using its normal means. The resulting discretion by the calculation agent in determining the Reference Return could, in turn, result in potential conflicts of interest.

The Spot Rate will not take into account all developments affecting the British pound sterling or the UKX.

Changes in the British pound sterling and the UKX during the term of the securities other than on the Pricing Date or the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Initial Level and the Final Level by multiplying the applicable Official Closing Level of the UKX by the Spot Rate on the applicable date, as described above. The Final Level will be calculated only as of the Final Valuation Date. As a result, the Reference Return may be negatively affected even if the Spot Rate or the UKX had moved favorably at certain times during the term of the securities before moving to an unfavorable level on the Final Valuation Date.

Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your securities, the original issue price of the securities includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-7

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the UKX relative to its Initial Level. We cannot predict the Final Level. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Security” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of securities to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Upside Participation Rate:	500%
}	Initial Level:	9,798.28 (calculated by multiplying the Official Closing Level by the Spot Price, each as determined on the Pricing Date).
}	Maximum Cap:	33%

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Security
19,596.56	100.00%	$1,330.00	33.00%
17,636.90	80.00%	$1,330.00	33.00%
15,677.25	60.00%	$1,330.00	33.00%
13,717.59	40.00%	$1,330.00	33.00%
11,757.94	20.00%	$1,330.00	33.00%
11,268.02	15.00%	$1,330.00	33.00%
10,778.11	10.00%	$1,330.00	33.00%
10,288.19	5.00%	$1,250.00	25.00%
9,994.25	2.00%	$1,100.00	10.00%
9,896.26	1.00%	$1,050.00	5.00%
9,798.28	0.00%	$1,000.00	0.00%
9,700.30	-1.00%	$990.00	-1.00%
9,602.31	-2.00%	$980.00	-2.00%
9,308.37	-5.00%	$950.00	-5.00%
8,818.45	-10.00%	$900.00	-10.00%
8,328.54	-15.00%	$850.00	-15.00%
7,838.62	-20.00%	$800.00	-20.00%
5,878.97	-40.00%	$600.00	-40.00%
3,919.31	-60.00%	$400.00	-60.00%
1,959.66	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

PS-8

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Official Closing Level of the UKX on the Final Valuation Date is 6,255.01 and the Spot Rate at that time is 1.6448. The Final Level is 10,288.19, calculated as follows:

6,255.01 × 1.6448 = 10,288.19

Because the Initial Level is 9,798.28 and the Final Level is 10,288.19, the Reference Return is 5.00%, calculated as follows:

(10,288.19 – 9,798.28) / 9,798.28 = 5.00%

Reference Asset
Initial Level	9,798.28
Final Level	10,288.19
Reference Return	5.00%
Final Settlement Value:	$1,250.00

In this example, the Reference Return is 5.00%. Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is less than the Maximum Cap, the Final Settlement Value would be $1,250.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 500%)

= $1,250.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 500% when the Reference Return is positive and if the amount is equal to or less than the Maximum Cap. In this example, even though the Official Closing Level of the UKX increased over the term of the securities by only 2.00%, the Reference Return is 5.00% due to the decrease of the Spot Rate from the Pricing Date to the Final Valuation Date, and your return on the securities is 25.00%.

Example 2: The Official Closing Level of the UKX on the Final Valuation Date is 6,009.71 and the Spot Rate at that time is 1.7934. The Final Level is 10,778.11, calculated as follows:

6,009.71 × 1.7934 = 10,778.11

Because the Initial Level is 9,798.28 and the Final Level is 10,778.11, the Reference Return is 10.00%, calculated as follows:

(10,778.11 - 9,798.28) / 9,798.28 = 10.00%

Reference Asset
Initial Level	9,798.28
Final Level	10,778.11
Reference Return	10.00%
Final Settlement Value:	$1,330.00

In this example, the Reference Return is 10.00%. Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,330.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 33.00%)

= $1,330.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if the Reference Return multiplied by 500% exceeds the Maximum Cap. In this example, even though the Official Closing Level of the UKX decreased over the term of the securities by -2.00%, due to a decrease in the Spot Rate from the Pricing Date to the Final Valuation Date, the Reference Return is 10.00%. However, because the Reference Return multiplied by 500% exceeds the Maximum Cap, under these circumstances, your return on the securities is limited to the Maximum Cap on the securities of 33.00%.

PS-9

Example 3: The Official Closing Level of the UKX on the Final Valuation Date is 6,255.01 and the Spot Rate at that time is 1.2532. The Final Level is 7,838.62, calculated as follows:

6,255.01 × 1.2532 = 7,838.62

Because the Initial Level is 9,798.28 and the Final Level is 7,838.62, the Reference Return is -20.00%, calculated as follows:

(7,838.62 - 9,798.28) / 9,798.28 = -20.00%

Reference Asset
Initial Level	9,798.28
Final Level	7,838.62
Reference Return	-20.00%
Final Settlement Value:	$800.00

In this example, the Reference Return is -20.00%. Because the Reference Return is less than zero, the Final Settlement Value would be $800.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -20.00%)

= $800.00

Example 3 shows that you are exposed to a 1% loss of your Principal Amount for each percentage point that the Reference Return is below zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES IF THE REFERENCE RETURN IS NEGATIVE. In this example, even though the Official Closing Level of the UKX increased over the term of the securities by 2.00%, due to an increase in the Spot Rate from the Pricing Date to the Final Valuation Date, the reference return is -20.00%.

PS-10

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the UKX

The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange and The Financial Times.  The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

For more information about the UKX, see “The FTSETM 100 Index” on page S-58 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the UKX

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from January 17, 2008 through January 17, 2013. The closing level for the UKX on January 17, 2013 was 6,132.36. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the UKX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the UKX on the Final Valuation Date.

PS-11

Historical Performance of the british pound sterling

The following graph sets forth the historical performance of the British pound sterling based on its exchange rate relative to the U.S. dollar from January 17, 2008 through January 17, 2013. The GBP/USD exchange rate on January 17, 2013 was 1.5993. We obtained the exchange rates below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The exchange rates displayed in the graphs below are for illustrative purposes only.

The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Final Valuation Date. We cannot give you assurance that the performance of the British pound sterling will result in the return of any of your initial investment. The closing exchange rates in the graphs below were the rates reported by the Bloomberg Professional® Service and may not be indicative of the exchange rate that would be derived from the applicable Reuters page.

2.5
2
1.5
1
0.5
0
British Pound Sterling per one US.Dollar
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13

PS-12

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. will offer the securities at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the UKX, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the UKX, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the UKX, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the UKX, as the case may be, is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE SECURITIES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-13

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$5,758,000 Accelerated Market
Participation Securities

Linked to the

Dollar-Adjusted FTSETM 100 Index

January 17, 2013

PRICING SUPPLEMENT

Pricing Supplement
General	PS-3
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-5
Illustrative Examples	PS-8
Information Relating to the Reference Asset	PS-11
Historical Performance of the British Pound Sterling	PS-12
Supplemental Plan of Distribution (Conflicts of Interest)	PS-13
U.S. Federal Income Tax Considerations	PS-13
Validity of the Securities	PS-13

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60